EXHIBIT (a)(1)(F)

PRESS RELEASE

FOR IMMEDIATE RELEASE

Media Contact
Mark Patterson
Boomerang Systems, Inc.
973.387.8462
markp@boomerangsystems.com

Boomerang Systems, Inc.

Announces Note and Warrant Exchange Offer

Florham Park, NJ, July 29, 2015 – Boomerang Systems, Inc. (OTCQB: BMER, the “Company”), today announced that it has commenced an offer to issue shares of its common stock (the “New Shares”) and warrants (the “New Warrants”) in exchange for the entire balance (principal and accrued and unpaid interest) of the 15% secured notes (the “Notes”) and warrants (the “Eligible Warrants”) issued pursuant to the Loan and Security Agreement dated as of June 6, 2013 (the “Loan Agreement”) by and among the Company, Boomerang Systems, Inc., Boomerang USA Corp. and Boomerang MP Holdings, Inc. (collectively, the “Borrowers”), the Lenders party thereto from time to time and Parking Source LLC, as agent (the “Offer”). Notes which are validly tendered and not withdrawn by 11:59 P.M. (Eastern Time) on September 9, 2015 are eligible to participate in the Offer. The New Shares will be issued at the rate of one New Share per $2.15 of principal and accrued interest on the Notes that are exchanged, subject to adjustment in the event the Company consummates an equity or debt offerings prior to December 31, 2015, at a lower price per share. One New Warrant will be issued in exchange for each Eligible Warrant exchanged. The New Warrants will be substantially identical to the Eligible Warrants, except for the elimination of the full ratchet anti-dilution provision for below exercise price issuances of securities by the Company contained in the Eligible Warrants.

“This exchange offer provides an opportunity for Boomerang to relieve substantially all of its outstanding debt, as we believe we will need to raise additional funds in the near future to fund operations, and we do not believe we will able to raise additional equity capital except under the terms of this exchange,” said James Gelly, Chief Executive Officer of the Company. “Under this exchange offer, we offer to settle the balances of the notes and give the holders of the notes the opportunity to obtain common stock of the Company.”

Important Notice

This press release is for informational purposes only and is neither an offer to exchange nor a solicitation of an offer to exchange any of the company’s securities. The offer to exchange will be made only pursuant to the Offer, the related election to participate and other materials that are being mailed shortly to holders of secured notes eligible to be exchanged in the Offer and have been filed with the Securities and Exchange Commission. Holders of securities eligible to be exchanged in the Offer should read those materials and the documents incorporated therein by reference carefully because they will contain important information, including the various terms of, and conditions to, the exchange offer. The Company has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes the Offer to Exchange, the related election to participate and other materials, and is available at no charge at the Securities and Exchange Commission’s website at www.sec.gov, or from the Company at 30 A Vreeland Road, Florham Park, NJ 07932, telephone (973) 387-8514. Holders of securities eligible to be exchanged in the offer are urged to read those materials carefully prior to making any decisions with respect to the exchange offer.

About Boomerang Systems, Inc.

Headquartered in Florham Park, New Jersey, with offices in Logan, Utah and research, design, testing and production facilities in Fort Pierce, Florida, Boomerang Systems, Inc. (www.boomerangsystems.com) is in the business of marketing, designing, engineering, manufacturing, installing and servicing its RoboticValet® automated parking systems.

The Company is the developer and sole provider of the patent-pending Boomerang RoboticValet® automated parking system, which differs from legacy mono-path automated parking systems in that it uses omni-directional, battery-powered robots, and a proprietary software and robotics guidance system, to carry vehicles parked on self-supporting steel trays to and from storage spaces by driving directly on a concrete slab surface, without the use of a rail or track.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Boomerang Systems, Inc.'s current views about future events, financial performances, and project development. These "forward-looking" statements are identified by the use of terms and phrases such as "will," "believe," "expect," "plan," "anticipate," and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Boomerang's expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Boomerang Systems, Inc. under the headings "Risk Factors" in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Boomerang Systems, Inc.'s filings with the Securities and Exchange Commission. Boomerang expressly does not undertake any duty to update forward-looking statements.